SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2008

CAPITAL TRUST, INC.
(Exact Name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-14788 (Commission File Number)	94-6181186 (IRS Employer Identification No.)

410 Park Avenue, 14th Floor, New York, NY 10022
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 655-0220

    N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective February 14, 2008, the compensation committee (the “Committee”) of the board of directors (the “Board”) of Capital Trust, Inc. (the “Company”) approved payouts under award agreements to John R. Klopp, the Company’s chief executive officer, Stephen D. Plavin, the Company’s chief operating officer, and Geoffrey G. Jervis, the Company’s chief financial officer, in respect of a performance period for each that ended on December 31, 2007.

Effective February 14, 2008, the Committee approved a cash bonus of $1,200,000 (the “Klopp Cash Bonus”) and a grant of $750,000 of shares of restricted and performance stock (the “Klopp Stock Grant”) payable to Mr. Klopp pursuant to an award agreement granting performance units, dated March 20, 2007 (the “Klopp Award”). Under the Klopp Award, with respect to both the Klopp Cash Bonus and the Klopp Stock Grant, the performance measures to determine qualification for such awards consisted of (i) dividends declared, (ii) gross originations, (iii) net income per share, (iv) return on average common equity and (v) fund equity raised, weighted 30%, 20%, 20%, 20% and 10%, respectively. The Klopp Award provided for an annual cash bonus opportunity ranging from 100% of base salary at threshold performance to 200% of base salary at maximum performance, with a target of 150% of base salary at target performance. In addition, Mr. Klopp was eligible to earn shares of restricted stock and performance stock, subject to future vesting, with a value ranging from $250,000 at threshold performance to $750,000 at maximum performance, with a target of $500,000 at target performance. The restricted stock component of the Klopp Stock Grant, representing 50% of the shares earned, will vest in equal installments over the three year period which commenced on January 1, 2008 and ends on December 31, 2010.  The performance stock component, representing 50% of the shares earned, will vest on December 31, 2011, provided that the total shareholder return during the vesting period is at least 13% per annum.

Effective February 14, 2008, the Committee approved a cash bonus of $1,000,000 (the “Plavin Cash Bonus”) payable to Mr. Plavin pursuant to an award agreement granting a performance unit, dated March 20, 2007 (the “Plavin Award”). Under the Plavin Award the performance measures to determine qualification for the Plavin Cash Bonus consisted of (i) dividends declared, (ii) gross originations, (iii) net income per share, (iv) return on average common equity and (v) fund equity raised, weighted 25%, 30%, 20%, 20% and 5%, respectively. The Plavin Award provided for an annual cash bonus opportunity ranging from 100% of base salary at threshold performance to 200% of base salary at maximum performance, with a target of 150% of base salary at target performance.

Effective February 14, 2008, the Committee approved a cash bonus of $700,000 (the “Jervis Cash Bonus”) payable to Mr. Jervis pursuant to an award agreement granting a performance unit, dated March 20, 2007 (the “Jervis Award”). Under the Jervis Award the performance measures to determine qualification for the Jervis Cash Bonus consisted of (i) dividends declared, (ii) gross originations, (iii) net income per share, (iv) return on average common equity and (v) fund equity raised, weighted 25%, 20%, 25%, 20% and 10%, respectively. The Jervis Award provided for an annual cash bonus opportunity ranging from 100% of base salary at threshold performance to 200% of base salary at maximum performance, with a target of 150% of base salary at target performance.

Effective February 14, 2008, the Committee also granted a cash bonus to Thomas C. Ruffing, the chief credit officer and head of asset management of the Company, of $350,000.  Mr. Ruffing’s employment agreement with the Company provided for a 2007 annual bonus in such amount to be determined by the Board but in no event less than $250,000.

                With respect to Messrs. Klopp, Plavin and Jervis, half the cash bonuses will be paid on the day after the release of the Company’s 2007 earnings. With respect to Mr. Klopp, the entire restricted stock and performance stock award will become effective on the day after the release of the Company’s 2007 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL TRUST, INC.

By:	/s/ Geoffrey G. Jervis
	Name:	Geoffrey G. Jervis
	Title:	Chief Financial Officer

Date: February 19, 2008